EXHIBIT 99.1

UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables show the condensed consolidated financial information for each of Chemical Financial Corporation (“Chemical”) and TCF Financial Corporation (“TCF”), as well as unaudited pro forma combined condensed financial information for Chemical and TCF reflecting the proposed merger contemplated in the Agreement and Plan of Merger by and between Chemical and TCF, dated as of January 27, 2019 and pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial information should be read in conjunction with Chemical’s audited financial statements as of and for the three year period ended December 31, 2018, which is included in Chemical’s Annual Report on Form 10-K for the year ended December 31, 2018, and unaudited consolidated financial statements as of and for the three months ended March 31, 2019, which is included in Chemical’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and TCF’s audited financial statements as of and for the three year period ended December 31, 2018, which is included in TCF’s Annual Report on 10-K for the year ended December 31, 2018, and unaudited consolidated financial statements as of and for the three months ended March 31, 2018, which is included in TCF’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

The unaudited pro forma combined condensed financial information assumes that the merger is accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations. Following the merger, existing shareholders of TCF will control approximately 54% of the pro forma voting interests in the combined company (based on common shares outstanding as of March 31, 2019), which is the primary reason that TCF is the accounting acquirer in the merger. Under the acquisition method of accounting, the assets and liabilities of Chemical, as the accounting acquiree, will be recorded at their respective fair values as of the date the merger is completed.

The unaudited pro forma combined condensed statement of financial condition gives effect to the merger as if the transaction had occurred on March 31, 2019. The unaudited pro forma combined condensed income statement for the quarter ended March 31, 2019 gives effect to the merger as if the transaction had become effective on January 1, 2019 and the unaudited pro forma combined condensed income statement for the year ended December 31, 2018 gives effect to the merger as if the transaction had become effective on January 1, 2018. For purposes of the unaudited pro forma combined condensed financial information, the purchase consideration has been allocated to Chemical’s assets and liabilities based upon management’s preliminary estimate of their fair values as of March 31, 2019.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The unaudited pro forma combined condensed financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. Chemical and TCF expect to incur costs associated with the merger and the integration of the businesses and operations of Chemical and TCF. However, the unaudited pro forma combined condensed financial information does not include these estimated merger and integration costs (other than estimated contractually obligated after-tax merger costs). See Note 5 accompanying the unaudited pro forma combined condensed financial information for additional information regarding estimated merger and integration costs.

In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

Chemical Financial Corporation and TCF Financial Corporation
Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition
As of March 31, 2019
	Chemical as Reported	TCF as Reported	Pro Forma Adjustments		Pro Forma Chemical and TCF	Capital Actions		Pro Forma Chemical and TCF
	(Amounts in thousands, except per share data)

Assets
Cash and cash equivalents	$517,576	$463,822	$(45,415)	(1)	$935,983	$71,025	(16)(17)	$1,007,008
Investment securities	3,923,573	3,197,010	5,096	(2)	7,125,679	—		7,125,679
Loans held-for-sale	23,535	64,468	—		88,003	—		88,003
Total loans and leases	15,324,048	19,383,675	(287,260)	(3)	34,420,463	—		34,420,463
Allowance for loan and lease losses	(110,284)	(147,972)	110,284	(4)	(147,972)	—		(147,972)
Net loans and leases	15,213,764	19,235,703	(176,976)		34,272,491	—		34,272,491
Premises and equipment, net	122,452	429,711	(6,600)	(5)	545,563	—		545,563
Goodwill	1,134,568	154,757	(72,271)	(6)	1,217,054	—		1,217,054
Other intangible assets	27,195	19,684	141,069	(7)	187,948	—		187,948
Interest receivable and other assets	837,650	853,560	3,558	(8)	1,694,768	975	(17)	1,695,743
Total Assets	$21,800,313	$24,418,715	$(151,539)		$46,067,489	$72,000		$46,139,489

Liabilities and Shareholders' Equity
Deposits	$16,061,999	$19,024,111	$(19,351)	(9)	$35,066,759	$—		$35,066,759
Collateralized customer deposits	413,199	—	—		413,199	—		413,199
Interest payable and other liabilities	261,571	981,341	—		1,242,912	—		1,242,912
Short-term borrowings	1,740,000	355,992	—		2,095,992	—		2,095,992
Other borrowings	426,035	1,411,426	(1,119)	(10)	1,836,342	150,000	(17)	1,986,342
Total liabilities	18,902,804	21,772,870	(20,470)		40,655,204	150,000		40,805,204
Shareholders' equity:
Preferred stock	—	169,302	—	(11)	169,302	—		169,302
Common stock	71,551	1,733	81,571	(12)	154,855	(1,889)	(16)	152,966
Additional paid-in capital	2,209,860	875,797	202,252	(13)	3,287,909	(76,111)	(16)	3,211,798
Retained earnings	654,605	1,810,701	(700,020)	(14)	1,765,286	—		1,765,286
Accumulated other comprehensive income (loss)	(38,507)	5,481	38,507	(15)	5,481	—		5,481
Treasury stock and other	—	(246,621)	246,621	(13)	—	—		—
Noncontrolling interests in subsidiaries	—	29,452	—		29,452	—		29,452
Total shareholders' equity	2,897,509	2,645,845	(131,069)		5,412,285	(78,000)		5,334,285
Total Liabilities and Shareholders' Equity	$21,800,313	$24,418,715	$(151,539)		$46,067,489	$72,000		$46,139,489

Book value per common share	$40.50	$14.93			$33.67			$33.57
Tangible book value per common share	$24.39	$13.86			$24.59			$24.39

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Chemical Financial Corporation and TCF Financial Corporation
Unaudited Pro Forma Combined Condensed Consolidated Statements of Income
For the Quarter Ended March 31, 2019
	Chemical as Reported	TCF as Reported	Pro Forma Adjustments		Pro Forma Chemical and TCF	Capital Actions		Pro Forma Chemical and TCF
	(Amounts in thousands, except per share data)

Interest income	$213,981	$303,245	$9,335	(18)	$526,561	$—		$526,561
Interest expense	51,157	52,338	5,778	(19)	109,273	1,875	(23)	111,148
Net interest income	162,824	250,907	3,557		417,288	(1,875)		415,413
Provision for credit losses	2,059	10,122	—		12,181	—		12,181
Noninterest income	24,857	107,026	—		131,883	—		131,883
Operating expenses	109,015	253,075	(8,499)	(20)	353,591	25	(23)	353,616
Net income before income tax expenses	76,607	94,736	12,056		183,399	(1,900)		181,499
Income tax expense	13,665	21,287	2,532	(21)	37,484	(399)	(21)	37,085
Net income after income tax expense	62,942	73,449	9,524		145,915	(1,501)		144,414
Income attributable to noncontrolling interest	—	2,955	—		2,955	—		2,955
Net income attributable to Chemical/TCF	62,942	70,494	9,524		142,960	(1,501)		141,459
Preferred stock dividends	—	2,493	—		2,493	—		2,493
Net income attributable to common shareholders	$62,942	$68,001	$9,524		$140,467	$(1,501)		$138,966

Net income per common share
Basic	$0.88	$0.42			$0.91			$0.91
Diluted	$0.87	$0.42			$0.90			$0.90
Dividends per share	$0.34	$0.15			$0.34			$0.34

Average common shares outstanding:
Basic	71,474	161,865	(78,561)	(22)	154,778	(1,889)	(24)	152,889
Diluted	72,141	162,428	(78,838)	(22)	155,731	(1,889)	(24)	153,842

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Chemical Financial Corporation and TCF Financial Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2018
	Chemical Historical	TCF Historical	Pro Forma Adjustments		Pro Forma Chemical and TCF	Capital Actions		Pro Forma Chemical and TCF
	(Amounts in thousands, except per share data)

Interest income	$775,996	$1,142,264	$34,536	(18)	$1,952,796	$—		$1,952,796
Interest expense	143,663	150,257	23,111	(19)	317,031	7,500	(23)	324,531
Net interest income	632,333	992,007	11,425		1,635,765	(7,500)		1,628,265
Provision for credit losses	30,750	46,768	—		77,518	—		77,518
Noninterest income	148,536	470,885	—		619,421	—		619,421
Operating expenses	424,198	1,014,400	25,267	(20)	1,463,865	98	(23)	1,463,963
Net income before income tax expenses	325,921	401,724	(13,842)		713,803	(7,598)		706,205
Income tax expense	41,901	86,096	(2,907)	(21)	125,090	(1,596)	(21)	123,494
Net income after income tax expense	284,020	315,628	(10,935)		588,713	(6,002)		582,711
Income attributable to noncontrolling interest	—	11,270	—		11,270	—		11,270
Net income attributable to Chemical/TCF	284,020	304,358	(10,935)		577,443	(6,002)		571,441
Preferred stock dividends	—	11,588	—		11,588	—		11,588
Impact of preferred stock redemption	—	3,481	—		3,481	—		3,481
Net income attributable to common shareholders	$284,020	$289,289	$(10,935)		$562,374	$(6,002)		$556,372

Net income per common share
Basic	$3.98	$1.75			$3.64			$3.64
Diluted	$3.94	$1.74			$3.61			$3.61

Dividends per share	$1.24	$0.60			$1.24			$1.24

Average common shares outstanding:
Basic	71,338	165,585	(82,296)	(22)	154,627	(1,783)	(24)	152,844
Diluted	72,025	166,562	(82,777)	(22)	155,810	(1,783)	(24)	154,027

See accompanying notes to unaudited pro forma combined condensed financial statements.

Note 1-Basis of Presentation

The unaudited pro forma combined condensed financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Chemical and TCF under the acquisition method of accounting with Chemical treated as the legal acquirer and TCF treated as the accounting acquirer. The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Chemical (as the accounting acquiree), as of the effective date of the merger, will be recorded at their respective fair values, and the excess of the purchase price consideration over the fair value of Chemical’s net assets will be allocated to goodwill. See Note 2 to the unaudited pro forma combined condensed financial information for detailed calculations of the estimated purchase price.

The merger, which is currently expected to be completed in the third or early fourth quarter of 2019, provides for TCF common shareholders to receive 0.5081 shares of Chemical common stock for each share of TCF common stock they hold immediately prior to the merger. Based on the closing trading price of shares of Chemical common stock on the NASDAQ Stock Market on June 17, 2019, the value of the merger consideration of TCF common stock would be $20.12 per share. Based on the closing trading price of shares of Chemical common stock on the NASDAQ Stock Market on January 25, 2019, the last trading day before the public announcement of the merger, the value of the merger consideration of TCF common stock would be $21.58 per share.

The pro forma purchase price allocation reflected in the unaudited pro forma combined condensed financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Chemical’s statement of financial condition and operating results through the effective time of the merger; (ii) the aggregate value of the accounting purchase price determination if the price of shares of TCF common stock varies from the assumed $19.90 per share, which represents the closing share price of TCF common stock on June 17, 2019; (iii) total merger-related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Chemical and TCF are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be made.

Note 2-Purchase Price Determination

The unaudited pro forma combined condensed statement of financial condition has been adjusted to reflect the preliminary calculation of the estimated purchase price to identifiable net assets acquired. Since the merger will be accounted for as a reverse acquisition, the estimated purchase price was determined in accordance with FASB ASC 805-40-30-2, which explains that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.”

The first step in estimating the purchase price in the merger is to determine the pro forma ownership of the combined institution following the merger. The table below summarizes, for each current shareholder group, the pro forma ownership of Chemical common stock following the merger as well as the pro forma market capitalization of the combined company using shares of Chemical and TCF common stock outstanding at March 31, 2019 and Chemical’s closing price on June 17, 2019.

	Chemical Financial Corporation Ownership and Market Value Table (Pro Forma)
	Number of Chemical Outstanding Shares (in thousands)	Percentage Ownership	Market Value at $39.59 Chemical Share Price (in thousands)

Current Chemical shareholders	71,551	46.2%	$2,832,704
Current TCF shareholders	83,304	53.8%	3,298,005
Total	154,855	100.0%	$6,130,709

Next, the hypothetical number of shares TCF would have to issue to give Chemical owners the same percentage ownership in the combined company is calculated in the table below (based on shares of TCF common stock outstanding at March 31, 2019):

	Hypothetical TCF Ownership
	Number of TCF Outstanding Shares (in thousands)	Percentage Ownership

Current Chemical shareholders	140,847	46.2%
Current TCF shareholders	163,951	53.8%
Total	304,798	100.0%

Finally, the purchase price is calculated based on the number of hypothetical shares of TCF common stock issued to Chemical shareholders multiplied by the share price as demonstrated in the table below (amounts in thousands except per share data).

Number of hypothetical TCF shares issued to Chemical shareholders	140,847
TCF market price per share as of June 17, 2019	$19.90
Purchase price determination of hypothetical TCF shares issued to Chemical shareholders	2,802,855
Value of Chemical stock options hypothetically converted to options to acquire shares of TCF common stock	9,000
Purchase price consideration	$2,811,855

Note 3-Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated acquisition accounting entries to record the completion of the merger. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $168.3 million are included in the pro forma adjustments separate from goodwill and will be amortized on an accelerated method over ten years. Goodwill totaling $1.06 billion is included in the pro forma adjustments and is not subject to amortization. The purchase price is variable based on the price per share of TCF common stock at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the price per share of TCF common stock would result in a corresponding purchase price and goodwill adjustment of approximately $314 million.

Below is a summary of the preliminary purchase price allocation used to develop the unaudited pro forma combined condensed statement of financial condition (amounts in thousands):

	Chemical as Reported	Adjustments to Reflect Chemical/TCF Merger		Chemical as Adjusted for Acquisition Accounting
Fair value of assets acquired:
Cash and cash equivalents	$517,576	$—		$517,576
Investment securities	3,923,573	5,096	(2)	3,928,669
Loans held-for-sale	23,535	—		23,535
Net loans	15,213,764	(176,976)	(3)(4)	15,036,788
Premises and equipment, net	122,452	(6,600)	(5)	115,852
Other intangible assets	27,195	141,069	(7)	168,264
Interest receivable and other assets	837,650	3,558	(8)	841,208
Total assets acquired	20,665,745	(33,853)		20,631,892
Fair value of liabilities assumed:
Deposits	16,061,999	(19,351)	(9)	16,042,648
Collateralized customer deposits	413,199	—		413,199
Interest payable and other liabilities	261,571	—		261,571
Short-term borrowings	1,740,000	—		1,740,000
Other borrowings	426,035	(1,119)	(10)	424,916
Total liabilities assumed	18,902,804	(20,470)		18,882,334
Net assets acquired	1,762,941	(13,383)		1,749,558
Preliminary pro forma goodwill				$1,062,297

 Note 4-Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed financial information. All taxable adjustments were calculated using a 21.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)	Adjustments to reflect the estimated contractually obligated after-tax merger costs of $45.4 million.

(2)	Adjustment to Chemical’s held-to-maturity investment securities to reflect the estimated fair value based on estimates of expected cash flows and current interest rates.

(3)
Adjustment to Chemical’s total loans, net of unrecognized costs, to reflect the estimated fair value of the loan portfolio based on estimates of expected cash flows, which includes credit loss expectations and current interest rates. The net adjustment includes the elimination of net unrecognized loan costs of $22.7 million, establishment of an estimated credit mark of $189.2 million, which is partially offset by reversal of Chemical’s existing credit mark on acquired loans of $25.0 million, and recognition of an estimated interest discount of $100.4 million.

(4)
Elimination of Chemical’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date, and the carryover of the related allowance for loan losses is prohibited.

(5)
Adjustment to the statement of financial condition to reduce Chemical’s land and buildings to estimated fair value, with a corresponding adjustment to the income statement to reduce depreciation expense over estimated lives of 25-40 years.

(6)	Adjustments to goodwill to eliminate Chemical’s goodwill of $1.13 billion associated with prior acquisitions and record estimated goodwill associated with the merger of $1.06 billion.

(7)
Adjustments to other intangible assets to eliminate Chemical’s core deposit intangible assets of $27.2 million associated with prior acquisitions and record estimated core deposit intangible assets associated with the merger of $168.3 million, based on a value of 1.50% of Chemical’s non-time customer deposits. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of ten years.

(8)	Adjustment to net deferred tax assets to reflect the effects of the acquisition accounting adjustments.

(9)	Adjustment to reflect the estimated fair value of Chemical’s interest-bearing time deposits based on market interest rates for similar instruments.

(10)
Adjustment of $4.0 million primarily related to reducing Chemical’s $410 million of long-term FHLB advances included in other borrowings to estimated fair value and adjustment of $2.8 million to increase Chemical’s $15.9 million of trust preferred securities included in other borrowings to estimated fair value.

(11)
No adjustment needed as each share of TCF 5.70% Series C Non-Cumulative Perpetual Preferred Stock issued and outstanding immediately prior to the merger date will be converted into one share of a newly created series of preferred stock of Chemical.

(12)
Adjustment to reflect the issuance of 83.3 million common shares of Chemical common stock with $1.00 par value per share in connection with the merger and eliminating 173.3 million issued common shares of TCF common stock with $0.01 par value per share.

(13)
Adjustments to eliminate Chemical’s additional paid in capital of $2.21 billion, record the hypothetical issuance of TCF common stock in excess of par value of $2.73 billion, which represents the purchase price consideration of $2.81 billion less $83.3 million classified as $1.00 par value common stock, and reclassify TCF’s historical equity accounts (common stock and treasury stock) into surplus due to the elimination of TCF’s common stock.

(14)	Adjustment to eliminate historical retained earnings of Chemical of $654.6 million and recognize contractually obligated after-tax merger costs of $45.4 million.

(15)	Adjustment to eliminate historical accumulated other comprehensive income of Chemical.

(16)
Adjustment to reflect TCF’s repurchases of $78.1 million of its common stock before the closing of the merger, representing the completion of its existing authorized share repurchase plan. Approximately 3.5 million shares are assumed to be repurchased by TCF at an average price of $22.23 per share, with the adjustment reflected in the pro forma based on the merger exchange ratio of 0.5081.

(17)
Adjustment to reflect issuance of $150 million of subordinated notes, net of estimated fees of $1.0 million, which subordinated notes are anticipated to be offered by TCF National Bank in June 2019. Fees associated with the issuance of such subordinated notes are capitalized and amortized over the life of the notes of ten years.

(18)
Net adjustment to interest income to recognize estimated discount loan accretion of $8.5 million for the three months ended March 31, 2019 and $31.6 million for the year ended December 31, 2018 attributable to recording the Chemical loans at fair value as of the transaction date. Adjustment also includes estimated interest accretion of $0.8 million for the three months ended March 31, 2019 and $2.9 million for the year ended December 31, 2018 associated with recording Chemical’s investment securities at fair value. The discount loan accretion and investment securities accretion are expected to accrete over a period of approximately seven years on an accelerated basis.

(19)	Net adjustment to interest expense to record estimated net amortization of premiums on Chemical’s time deposits and long-term debt of $5.8 million for the three months ended March 31, 2019 and $23.3 million for the year ended December 31, 2018 and net accretion on the net discount on Chemical’s trust preferred securities of $0.05 million for the three months ended March 31, 2019 and $0.2 million for the year ended December 31, 2018. The premium amortization on deposits and long-term debt is expected to be approximately one year for each, and the discount accretion on trust preferred securities is expected to be approximately 14 years.

(20)
Adjustment to eliminate Chemical’s amortization of core deposit intangible asset amortization of $1.4 million for the three months ended March 31, 2019 and $5.7 million for the year ended December 31, 2018 and recognize estimated core deposit intangible asset amortization of $7.8 million for the three months ended March 31, 2019 and $31.2 million for the year ended December 31, 2018. See pro forma adjustment (7) above for information regarding Chemical’s amortization of core deposit intangible assets. Chemical is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact on amortization expense. Amortization expense of the core deposit intangible assets for the first five years following the completion of the merger is estimated as follows: Year 1-$31.2 million; Year 2-$27.9 million; Year 3-$24.6 million; Year 4-$21.3 million; and Year 5-$18.1 million.

Adjustment also includes elimination of $14.9 million of combined merger-related expenses incurred by Chemical and TCF for the three months ended March 31, 2019.

(21)	Adjustment to recognize the tax impact of pro forma transaction-related adjustments at 21%.

(22)
Adjustment to eliminate TCF’s average common shares outstanding and recognize the issuance of 83.3 million shares of Chemical common stock based on TCF’s 163.95 million common shares outstanding at March 31, 2019 and 163.9 million common shares outstanding at December 31, 2018 and the merger exchange ratio of 0.5081. Average diluted shares outstanding also include the effect of dilutive nonparticipating restricted stock outstanding during the three months ended March 31, 2019 and dilutive nonparticipating restricted stock and stock options outstanding during the year ended December 31, 2018, adjusted for the merger exchange ratio of 0.5081.

(23)
Adjustment to recognized interest expense associated with TCF National Bank’s issuance of $150 million of subordinated notes, which subordinated notes are anticipated to be offered by TCF National Bank in June 2019 at an assumed interest rate of 5.0%. Adjustment to operating expenses to recognize amortization of $1.0 million of expected financing costs associated with issuance over a period of ten years. A 0.125% increase or decrease in the assumed interest rate would result in a change in interest expense associated with these subordinated notes of $0.05 million for the three months ended March 31, 2019 and $0.2 million for the year ended December 31, 2018.

(24)
Adjustment to reduce TCF’s common shares outstanding for repurchase of 3.5 million shares of its common stock before the closing of the merger, as discussed in pro forma adjustment (16) above, adjusted for the merger exchange ratio of 0.5081.

Note 5-Merger Integration Costs

Merger and integration related costs are estimated to be $325 million on a combined pre-tax basis, with contractually obligated pre-tax merger costs of $53.5 million ($45.4 million net of tax) due at closing. Contractually obligated merger costs are reflected in the pro forma combined condensed statement of financial condition as part of the pro forma adjustments discussed in Note 4. Merger and integration related costs are not included in the unaudited pro forma combined condensed statement of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.